Exhibit 99.2

CONSENT OF NOMINEE DIRECTOR

     I, Matthew J. Stover, hereby consent to being named as a person who will become a director of ACE*COMM Corporation in the Joint Proxy Statement/Prospectus included in the Registration Statement to which this consent is an exhibit.

Dated: October 6, 2003

/s/ Matthew J. Stover

Name: Matthew J. Stover
Title: Director